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                               BOYDS WHEELS, INC.

                                   EXHIBIT 99


                  TEXT OF PRESS RELEASE DATED JANUARY 11, 1999


  BOYDS WHEELS, INC. EMERGES FROM BANKRUPTCY; PLAN OF REORGANIZATION CONFIRMED

STANTON, Calif., Jan. 11 /PRNewswire/ -- Boyds Wheels, Inc. (OTC Bulletin Board:
BYDSQ - news) and its wholly owned subsidiary, Hot Rods by Boyd, has emerged from the protection of the bankruptcy system by confirming a joint plan of reorganization before the United States Bankruptcy Court, Santa Ana Division. The plan was accepted by 85 percent of Boyds Wheels' creditors.

Under the plan of reorganization, Automotive Performance Group will infuse approximately $2 million to recapitalize the companies and will take an 80 percent controlling interest. Boyds Wheels, Inc. intends to resume its manufacturing operations, which ceased last year. Under the plan, Boyds anticipates that most of its manufacturing activities will be outsourced to Asia to reduce future production costs and overhead.

"The overwhelming acceptance of the plan by a majority of the Boyds' creditors made confirmation a mere formality," stated Evan D. Smiley of Costa Mesa-based Albert, Weiland & Golden, LLP, which filed the Chapter 11 bankruptcy and plan of reorganization on behalf of Boyds Wheels, Inc. "Decisions to discontinue manufacturing operations, and auction off unprofitable fixed assets have been carefully executed, enabling Boyds to cut overhead costs. This drastic restructuring allowed Boyds to reach a consensus among the creditors and will give Boyds an opportunity to make a profitable comeback."

The reorganization process includes provisions for the approximate 300 creditors to receive 17 percent of the publicly traded stock of Boyds (BYDSQ), as well as their pro-rata share of 200,000 shares of APG, which trades under the symbol
(RACG). APG is the parent company of the Scott Bodine Racing and Team Scandia racing teams, Klein Engines and Royal Purple Motor oil. The 3,500,000 existing equity holders of Boyds will retain 3 percent of Boyds' stock.

According to Jack Karkosky, president of Boyds, "Boyds Wheels has spent the last six months working hard to reach a consensus and come up with a plan of reorganization that serves the best interest of all of the company's constituents including its creditors and shareholders. We believe this plan allows Boyds to effectively achieve this goal."

Boyds announced that it had filed for Chapter 11 in January 1998. A plan of reorganization was filed with the United States Bankruptcy Court in July.

SAFE HARBOR STATEMENT

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties. These risk factors include, but are not limited to, the ability of the company to quickly resume full scale business operations, the impact of market forces of supply and demand on pricing and other competitive pressures on pricing, governmental regulations, financial projections, production difficulties, the ability of the Company to get its stock re-listed on a recognized stock exchange and the long or short term value of its securities and/or any securities to be issued to creditors in connection with the reorganization (the value of which is uncertain and speculative), and/or other factors outside the control of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.